Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports Full Year and Fourth Quarter 2018 Results
Strongest MPC residential land sales in the Company's history accompanied by growth in NOI and exceptional condominium sales

Dallas, TX, February 27, 2019 – The Howard Hughes Corporation ® (NYSE: HHC) (the “Company”) announced today operating results for the year and fourth quarter ended December 31, 2018. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Full Year Highlights

•
Net income attributable to common stockholders decreased to $57.0 million, or $1.32 per diluted share, for the year ended December 31, 2018, compared to $168.4 million, or $3.91 per diluted share, for the year ended December 31, 2017. This decrease was largely attributable to the required adoption of new revenue recognition guidance on January 1, 2018, which mandated a change in the timing of revenue recognition for our condominiums, making the comparison between the years less meaningful. Also, several one-time events that occurred in 2017, such as the benefit from the tax law change, also impacted the comparability. Additional details are available in the Financial Results section below.

•
Recorded strongest annual residential land sales in the Company's history of approximately 456 acres in 2018 compared to 350 acres in 2017, a 30.5% increase, with the strongest performance at Summerlin.

•	MPC segment earnings before tax ("EBT") increased by $12.6 million, or approximately 6.6%, to $203.0 million for the year ended December 31, 2018.

•
Substantial growth in total net operating income ("NOI") from operating assets of $20.8 million, or approximately 13.1%, for the year ended December 31, 2018 over the prior year when including our share of NOI from equity investments and excluding the Seaport District, which is non-stabilized with a number of new businesses incurring pre-opening expenses, and assets sold or in redevelopment.

•
Contracted to sell 668 condominiums at Ward Village in the year ended December 31, 2018, compared to 191 in 2017, including 600 at ‘A‘ali‘i, our building that began public sales in January 2018. ‘A‘ali‘i, which broke ground on October 15, 2018, was 80.0% presold as of December 31, 2018.

•
Subsequent to the end of the quarter in January 2019, launched public pre-sales of our newest 565-unit mixed-use condominium project and, as of February 22, 2019, have entered into bound contracts for 252 units, or 44.6%, of the total units.

•
Continued the conversion of our commercial land into vibrant, income producing operating assets by commencing the construction of 110 North Wacker, Las Vegas Ballpark, Creekside Park West and multifamily projects at Bridgeland, The Woodlands and Columbia.

•
As a result of the aforementioned construction starts as well as the acquisition of Lakefront North, we increased our projected annual stabilized NOI target from $255.1 million as of December 31, 2017 to $317.8 million as of December 31, 2018.

•
Continued strong leasing activity at 110 North Wacker and, as of February 22, 2019, the building is approximately 45% pre-leased with substantial interest in the remaining vacant space. We expect the building to be completed in the fourth quarter of 2020.

•
At the Seaport District, celebrated the openings of ESPN, 10 Corso Como, Mr. C Seaport, SJP by Sarah Jessica Parker, By Chloe, Cynthia Rowley and Roberto Cavalli; signed a lease with Nike; and sold out 18 of 23 concerts for the Summer Concert Series on The Rooftop at Pier 17®, which was named "Best New Concert Venue" in North America for 2018 at the recent 30th Annual Pollstar Awards.

•
Opened our Pier 17 rooftop restaurant, R17, and the Pier 17 Winterland, which includes New York’s only open-air rooftop ice skating rink, a bar with stunning views and an event space that can hold well over 500 people.

Highlights of our results for the years and three months ended December 31, 2018 and 2017 are summarized below. We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, our long term value creation goals can cause short term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses and, as such, we believe the following metrics are most useful to track our progress towards net asset value creation.

	Year Ended December 31,				Three Months Ended December 31,
($ in thousands)	2018	2017	Change	% Change	2018	2017	Change	% Change
MPC
Acres Sold - Residential	456.2	349.6	107	30.5%	72.3	102.6	(30)	(29.5)%
Price Per Acre - Residential	$515	$541	$(26)	(4.8)%	$418	$543	$(125)	(23.0)%
MPC EBT	$202,955	$190,351	$12,604	6.6%	$30,617	$52,604	$(21,987)	(41.8)%

Operating Assets
Office NOI	$67,571	$61,194	$6,377	10.4%	$17,376	$14,508	$2,868	19.8%
Retail NOI	61,994	55,095	6,899	12.5%	14,769	12,784	1,985	15.5%
Multifamily NOI	16,721	12,320	4,401	35.7%	4,456	3,752	704	18.8%
Hospitality NOI	25,266	19,745	5,521	28.0%	4,830	4,006	824	20.6%
Other NOI	323	2,324	(2,001)	(86.1)%	1,246	71	1,175	NM
Company's share NOI (a)	7,383	7,784	(401)	(5.1)%	1,818	1,084	734	67.7%
Total NOI excluding Seaport (b)	$179,259	$158,462	$20,797	13.1%	$44,495	$36,205	$8,290	22.9%
Seaport NOI (c)	(5,985)	(1,452)	(4,533)	(312.2)%	(3,645)	40	(3,685)	NM
Total NOI (b)	$173,273	$157,010	$16,263	10.4%	$40,850	$36,245	$4,605	12.7%

Strategic Developments
Condominium units contracted to sell	668	191	477	249.7%	54	66	(12)	(18.2)%
Projected stabilized NOI (in millions)	$317.8	$255.1	$62.7	24.6%

(a)	Includes Company's share of NOI from non-consolidated assets

(b)	Excludes properties sold or in redevelopment

(c)	See Business Segment Operating Results - Operating Assets section for more details

"2018 was an outstanding year for HHC across the business as our results demonstrated the ongoing success of our portfolio. Our MPC segment had a record year and generated the highest residential land sales in the Company's history. In Honolulu, we continued our momentum at Ward Village by delivering Ae‘o, which is almost entirely sold out, and closing on over half of the homes in the building. We also began construction on ‘A‘ali‘i, which was approximately 80% pre-sold at year end and whose homes will feature innovative design and a turn key living solution that does not exist anywhere in the market. The activity in our Strategic Developments segment was accompanied by continued NOI growth in our Operating Assets segment due to increased occupancy, and we increased our projected annual stabilized NOI target by 25% over the prior year to approximately $318 million," said David R. Weinreb, Chief Executive Officer.

Financial Results

Net income attributable to common stockholders decreased to $57.0 million, or $1.32 per diluted share, for the year ended December 31, 2018, compared to $168.4 million, or $3.91 per diluted share, for the year ended December 31, 2017. The decrease was primarily due to a required change in accounting method as to how we recognize revenue on our condominium projects in our Strategic Developments segment. We adopted the new revenue recognition standard on January 1, 2018, as mandated by the Financial Accounting Standards Board for all public companies. The adoption mandated a change in revenue recognition for our condominium sales from percentage of completion to recognizing revenue and cost of sales for condominiums only after construction is complete and sales to buyers have closed. This change relates only to the timing of revenue recognition and will more closely match the actual cash flows from the sale of units. As a result of this accounting change, condominium revenue will be recognized later than it previously had been and will be lumpier, as revenue will only be recognized as unit sales close. The substantial majority of our closings have occurred at the time of building completion as a result of robust pre-sales and units sold while construction is underway. See the Business Segment Operating Results - Strategic Developments section below for additional information regarding the strong condominium sales this year. As a result of this change, total revenues for the year ended December 31, 2018 were $1.1 billion, a decrease of $35.6 million compared to 2017. The reduction in revenue from this accounting change was partially offset by increased land sales in our MPC segment, which experienced the highest residential land sales in the Company's history, and increases in minimum rents and other rental and property revenues as a result of increased occupancy. In addition to the decrease in revenue, largely as a result of the previously mentioned change in accounting methodology, 2017 benefited from several non-recurring items, including the tax act of 2017 and the sale of certain assets, both of which had a one-time positive impact on 2017 earnings and impact the comparability to 2018.

Net income attributable to common stockholders decreased to $37.3 million, or $0.86 per diluted share, for the three months ended December 31, 2018, as compared to $149.1 million, or $3.46 per diluted share, for the three months ended December 31, 2017 despite an increase in revenue of $163.7 million to $464.7 million primarily due to closings at Ae‘o which began in the fourth quarter of 2018. We closed on 299 units of the total 465 units in December 2018. The decrease in net income attributable to common stockholders in the three months ended December 31, 2018 compared to the same period in 2017 was primarily driven by a decrease in MPC land sales for the quarter ended December 31, 2018, decreases in gains on sales of properties and gains on acquisition of joint venture partner's interest, as well as the benefit for income taxes in the fourth quarter of 2017 as a result of the tax act that did not recur in 2018.

These factors also impacted our FFO, Core FFO and Adjusted FFO ("AFFO") discussed below.

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017
Net income attributable to common stockholders	$57,012	$168,404	$37,261	$149,121
Basic income per share	$1.32	$4.07	$0.87	$3.48
Diluted income per share	$1.32	$3.91	$0.86	$3.46

Funds from operations ("FFO")	$180,549	$260,278	$74,791	$168,033
FFO per weighted average diluted share	$4.18	$6.04	$1.73	$3.90

Core FFO	$251,569	$297,980	$100,501	$75,437
Core FFO per weighted average diluted share	$5.82	$6.92	$2.32	$1.75

AFFO	$233,702	$279,182	$95,012	$68,822
AFFO per weighted average diluted share	$5.41	$6.48	$2.20	$1.60

FFO, Core FFO and AFFO for the year and three months ended December 31, 2018 were impacted by a decrease in Condominium rights and unit sales, net as a result of the required adoption of new revenue recognition guidance on

January 1, 2018, which mandated a change in the timing of revenue recognition for condominiums, making the comparison between the years less meaningful.

FFO decreased to $180.5 million for the year ended December 31, 2018, compared to $260.3 million for the year ended December 31, 2017. This decrease was largely attributable to the decrease in Condominium rights and unit sales, net and an increase in Demolition costs and Development-related marketing costs primarily related to 110 North Wacker and the Seaport District. FFO decreased to $74.8 million for the three months ended December 31, 2018, compared to $168.0 million for the three months ended December 31, 2017. While the fourth quarter included an increase in Condominium rights and unit sales, net as revenue and expense related to Ae’o was recognized as units closed in the fourth quarter of 2018, the overall decrease in FFO was largely driven by several one-time items in 2017 that did not recur in 2018 including the 2017 Benefit for income taxes and Gain on acquisition of joint venture partner’s interest.

Core FFO decreased to $251.6 million for the year ended December 31, 2018, compared to $298.0 million for the year ended December 31, 2017. This decrease was also largely attributable to the decrease in Condominium rights and unit sales, net. Core FFO increased to $100.5 million for the three months ended December 31, 2018, compared to $75.4 million for the three months ended December 31, 2017. This increase was largely attributable to an increase in Condominium rights and unit sales, net as revenue and expense related to Ae’o was recognized as units closed in the fourth quarter of 2018.

AFFO decreased to $233.7 million for the year ended December 31, 2018, compared to $279.2 million for the year ended December 31, 2017. This decrease was largely attributable to the decrease in Condominium rights and unit sales, net and was partially offset by a decrease in tenant and capital improvements as the assets continue to stabilize. AFFO increased to $95.0 million for the three months ended December 31, 2018, compared to $68.8 million for the three months ended December 31, 2017. This increase was again, largely attributable to an increase in Condominium rights and unit sales, net as revenue and expense related to Ae’o was recognized as units closed in the fourth quarter of 2018 and a decrease in tenant and capital improvements as the assets continue to stabilize. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better representation of our overall performance.

Business Segment Operating Results

Master Planned Communities

Land sales performance in 2018 was very strong with growth in total acres sold and price per acre resulting in the strongest residential land sales in the Company's history. Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities. As a result of this fluctuation, we believe full year results are a better measurement of performance than quarterly results. During the year and three months ended December 31, 2018, our MPC segment EBT was $203.0 million and $30.6 million compared to $190.4 million and $52.6 million during the same periods of 2017, an increase of 6.6% and decrease of 41.8%, respectively. The primary drivers of these changes are discussed below.

The increase in EBT for the year ended December 31, 2018 was primarily attributable to superpad sales at Summerlin and increased single-family lot sales at Bridgeland and The Woodlands Hills. Summerlin sold superpad sites totaling 241 acres in 2018, compared to sales of 202 acres in the same period last year. We achieved a residential price per acre of $566,000 in 2018, compared to $547,000 in the prior year at Summerlin. In addition, there were 620 single-family lot sales in Bridgeland compared to 391 single-family lot sales in the same period last year, an increase of 58.6%, and we achieved a price per acre of $385,000, compared to $377,000 in the prior year. There were 146 single-family lot sales in The Woodlands Hills compared to 18 in the same period last year, and we achieved a price per acre of $274,000. These increases were partially offset by no commercial land sales in Columbia this year as opposed to 2017 when we sold 11.3 acres for $956,000 per acre.

For the three months ended December 31, 2018, the decrease in EBT was driven by the timing of land sales in Summerlin and a commercial land sale in Columbia in the prior period, with no comparable sales in the current period. There were no superpad sales at Summerlin, as compared to superpad sales of 57 acres in the prior year period. However, there was a 6-acre institutional sale at Summerlin during the three months ended December 31, 2018, compared to a 5-acre sale in the prior period. The price per acre achieved for this sale at Summerlin was $399,000, an increase of $74,000 per acre over the prior period. We also saw an increase in land sales at Bridgeland. There were 240 single-family lot sales at Bridgeland which is 148 more lots sold compared to the same period last year, an increase of 160.9%. We achieved a residential price per acre of $389,000 during the quarter, an increase of $27,000 per acre over the prior year. Bridgeland has become a more significant cash flow generator over time. The trend is very promising with residential land sales of approximately $20.5 million, $30.4 million and $48.2 million in the years ended December 31, 2016, 2017 and 2018, respectively.

We are still experiencing strong demand for our land from homebuilders and do not expect a material slowdown in the pace of residential land sales in 2019. We believe that residential home sales are also a leading indicator of continued demand from homebuilders in our communities. Home sales for the year ended December 31, 2018 increased approximately 20.4% relative to 2017. However, home sales for the three months ended December 31, 2018 decreased by 13.1% relative to the same period in 2017, primarily due to exceptionally strong home sales experienced in the last quarter of 2017. Although they do not directly impact our results of operations, we believe the continued strong underlying home sales will continue to drive demand for land in our MPCs. Further, despite the 24.6% reduction in Summerlin for the three months ended December 31, 2018 compared to the previous year, there have been 105 net new home sales from January 1, 2019 through February 3, 2019 at Summerlin. This is quite strong for a traditionally slow time of year.  In addition, we had traffic of over 4,750 visitors to our builders' model homes. The following summarizes home sales in our MPCs during the years and three months ended December 31, 2018 and 2017.

	Net New Home Sales
	Year Ended December 31,				Three Months Ended December 31,
	2018	2017	Change	% Change	2018	2017	Change	% Change
The Woodlands	343	340	3	0.9%	78	78	—	—%
The Woodlands Hills	35	N/A	N/A	N/A	2	N/A	N/A	N/A
Bridgeland	495	423	72	17.0%	116	107	9	8.4%
Summerlin	1,276	1,022	254	24.9%	230	305	(75)	(24.6)%
Total	2,149	1,785	364	20.4%	426	490	(64)	(13.1)%

Operating Assets

In our Operating Assets segment, we experienced strong NOI performance at our office, hospitality, multi-family and retail assets. We increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $16.3 million and $4.6 million, or 10.4% and 12.7%, to $173.3 million and $40.9 million for the year and three months ended December 31, 2018, respectively, compared to the same periods in 2017. The increase for the year ended December 31, 2018 is primarily driven by increases of $6.4 million, $5.5 million, $4.4 million and $2.4 million in NOI at our office, hospitality, multi-family and retail properties, respectively, all mainly as a result of continued stabilization and increased occupancy at several of these assets. For example, we continue to experience particularly strong leasing activity in The Woodlands, and there is no better example than our Lakefront North buildings. We have signed leases for approximately 167,103 square feet and brought the buildings to 91% leased since purchasing them in September 2018. As of February 11, 2019, our office portfolio in The Woodlands was 93% leased. Additionally, NOI for our retail assets, excluding the Seaport District, increased $6.9 million, or 12.5%, over the prior year. Excluding the Seaport District, total NOI for the year ended December 31, 2018 would have increased $20.8 million, or approximately 13.1%, over the prior year period. NOI at the Seaport District was negatively impacted by costs associated with opening new businesses such as our winter attractions, restaurants and other operating businesses. This loss is consistent with our expectations and included in our development budget for the project. We expect these pre-opening losses to continue throughout 2019 as we open many new businesses in the Seaport District.

For the three months ended December 31, 2018, the increase is primarily driven by NOI increases of $2.9 million, $0.8 million and $0.7 million at our office, hospitality and multi-family properties, respectively, primarily as a result of continued stabilization and increased occupancy at several of our office and multi-family assets and increased hotel room rates and conference and food and beverage revenue. The increases for the three months ended December 31, 2018 were partially offset by a decrease of $1.7 million in NOI at our retail properties, driven primarily by NOI loss of $3.7 million at our Seaport District properties. Excluding the Seaport District, NOI for the three months ended December 31, 2018 would have increased $8.3 million, or approximately 22.9%, over the prior year period.

In the Seaport District, we celebrated the openings of several new businesses, including 10 Corso Como on September 7th in conjunction with New York Fashion Week. The store is the only U.S. location for the iconic Milan-based fashion destination. We also celebrated the opening of the first permanent New York location of SJP by Sarah Jessica Parker and signed an agreement with Nike to lease approximately 23,000 square feet of creative office space at Pier 17. In the fourth quarter, we opened the The Rooftop at Pier 17 Winterland, which features New York City's only outdoor rooftop ice rink.

For the Seaport District, we expect to deliver a stabilized yield of 6% to 8% on our total development costs, net of our insurance proceeds from Superstorm Sandy, of $731 million. We now expect the stabilization date for the Seaport District to be achieved in 2022, largely as a result of the timing for construction, interior finish work and time to stabilize the Jean-Georges food hall in the Tin Building, which is expected to open by the end of 2021 assuming we receive the necessary approvals in a timely manner. The expected range of stabilized yields is wider than our other projects as the Seaport District has more volatility than our other projects, and the ultimate results may in fact fall outside of the expected range. The increased volatility is largely the result of (i) business operating risks, (ii) seasonality, (iii) potential sponsorship revenue and (iv) event revenue. Many of the tenants in the Seaport District such as 10 Corso Como, SJP by Sarah Jessica Parker and restaurants such as The Fulton by Jean George, Momofuku, Malibu Farm, Andrew Carmellini’s restaurant, R-17 and the Jean-Georges Food Hall will be owned, either directly or in a joint venture, and operated by The Howard Hughes Corporation. As a result, the revenues and expenses of these businesses will directly impact the NOI of the Seaport District. This is in contrast to our other retail properties where we primarily receive lease payments and are not directly impacted by the operating performance of the underlying businesses. Additionally, in the near term, we are opening and stabilizing a range of new businesses and due to this fact as well as the factors above, the quarterly results of the Seaport District will be less predictable than our other operating real estate assets with traditional lease structures. Further, as we open new operating businesses, either owned entirely or in joint venture, we expect to incur pre-opening expenses and operating losses until those businesses stabilize, which likely will not happen until the Seaport District reaches its critical mass of offerings. The Seaport District is part non-stabilized operating asset, part development project and part operating business. As such, we believe that the progress and results of the Seaport should be viewed independently. Starting in the first quarter of 2019, the Seaport District will be moved out of our Operating Assets segment and into a stand-alone segment for disclosure purposes. We believe that by providing this additional detail, our investors and analysts will be able to better track our progress towards stabilization.

Strategic Developments

In our Strategic Developments segment, we experienced another strong year, including robust sales of condominium units at Ward Village. ‘A‘ali‘i, which launched public sales in January 2018, was approximately 80.0% presold as of December 31, 2018. We celebrated ‘A‘ali‘i's groundbreaking on October 15, 2018. As a result of strong sales at ‘A‘ali‘i, we launched public sales of our newest project, Kô‘ula, in January 2019. It was approximately 44.6% presold as of February 22, 2019. Our most recent sales continue to support our ability to maintain a 30% blended profit margin, excluding land, across Ward Village. Given the strong sales momentum at ‘A‘ali‘i and Kô‘ula along with Ward Village’s reputation and scale, we believe there is opportunity to potentially increase the pace of development and are currently exploring bringing two more buildings to market.

We also increased our projected annual stabilized NOI target by $62.7 million from $255.1 million at December 31, 2017 to $317.8 million at December 31, 2018, excluding the redevelopment of the Seaport District. This increase is primarily attributable to the commencement of construction of 110 North Wacker, Las Vegas Ballpark, Creekside Park West, multifamily projects at Bridgeland, The Woodlands and Columbia, and the Lakefront North acquisition.

Segment EBT decreased $94.7 million for the year ended December 31, 2018 primarily due to a change in accounting methods discussed previously. During the year ended December 31, 2018, we reported revenues of $357.7 million from condominium rights and unit sales only for homes that actually closed escrow at the three delivered buildings (Waiea,

Anaha and Ae‘o) in Ward Village. Had we continued to account for them under the previous guidance, we would have reported condominium rights and unit sales of $488.1 million. For the comparable period in 2017, we reported revenue on a percentage of completion basis at Ward Village of $464.3 million. Due to the change in accounting methods, the two periods are not comparable. From inception through February 22, 2019, we have closed on the sales of a total of 938 units to buyers. In addition to the change in condominium rights and unit sales, a $13.4 million charge for future window repairs at our Waiea condominium tower also contributed to the decrease in EBT for the year ended December 31, 2018. This charge represents the Company's estimate of total costs to complete the repairs. While we expect to recover these costs in future periods, we will not recognize any recovery until the amount can be estimated and is considered probable for financial reporting purposes. Segment EBT increased $33.4 million for the three months ended December 31, 2018 compared to the same period in 2017. The increase in the three month period is attributed to closings at Ae‘o, our newly delivered condominium tower, during the fourth quarter of 2018. The increase was partially offset by 2017 gains on sales of properties that did not recur in 2018.

Balance Sheet Fourth Quarter Activity and Subsequent Events

On December 20, 2018, the Company amended the $62.5 million Woodlands Resort & Conference Center financing to extend the initial maturity date to February 28, 2019. The financing bears interest at one-month LIBOR plus 3.25% and has two, one-year extension options.

In December 2018, the Company repaid the $174.0 million outstanding balance on the construction loan relating to Ae‘o. Three repayments were made in conjunction with closing on the sales of units at the property.

On December 17, 2018, the Company closed on a $51.8 million construction loan for Lakefront North. The loan bears interest at LIBOR plus 2.00% with an initial maturity of December 17, 2022, and a one-year extension option.

On December 5, 2018, the Company modified and extended the Three Hughes Landing facility. The total commitment was reduced from $65.5 million to $62.0 million. The loan bears interest at one-month LIBOR plus 2.60% with an initial maturity of December 5, 2019, and a one-year extension option. The Company had previously extended the facility on January 5, 2018.

On October 29, 2018, the Company modified and extended the Outlet Collection at Riverwalk loan. The total commitment was reduced from $56.1 million to $47.9 million. The loan bears interest at one-month LIBOR plus 2.50% with two, six-month extension options.

On October 11, 2018, the Company closed on a $74.0 million construction loan for Two Lakes Edge, bearing interest at one-month LIBOR plus 2.15% with an initial maturity date of October 11, 2022, and a one-year extension option.

As of December 31, 2018, our total consolidated debt equaled approximately 43.2% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 45.5%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. As of December 31, 2018, we had $499.7 million of cash and cash equivalents.

About The Howard Hughes Corporation®

The Howard Hughes Corporation® owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 12 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment and other current income producing properties;

•	transactions related to our non-core assets;

•	the performance and our operational success at our Seaport District;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on February 27, 2019. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Condominium rights and unit sales	$357,720	$464,251	$317,953	$122,043
Master Planned Community land sales	261,905	248,595	35,178	71,064
Minimum rents	207,315	183,025	54,159	46,972
Tenant recoveries	49,993	45,814	12,185	11,187
Hospitality revenues	82,037	76,020	17,299	18,830
Builder price participation	27,085	22,835	7,691	8,222
Other land revenues	21,314	28,166	5,326	8,560
Other rental and property revenues	57,168	31,414	14,902	14,105
Total revenues	1,064,537	1,100,120	464,693	300,983

Expenses:
Condominium rights and unit cost of sales	262,562	338,361	220,849	85,152
Master Planned Community cost of sales	124,214	121,116	14,605	32,828
Master Planned Community operations	45,217	38,777	11,261	13,896
Other property operating costs	133,761	91,729	41,914	31,576
Rental property real estate taxes	32,183	29,185	8,035	7,420
Rental property maintenance costs	15,813	13,432	4,209	3,416
Hospitality operating costs	59,195	56,362	13,488	14,828
Provision for doubtful accounts	6,078	2,710	1,661	982
Demolition costs	17,329	1,923	1,163	1,620
Development-related marketing costs	29,249	20,504	8,765	5,717
General and administrative	104,625	89,882	32,830	26,459
Depreciation and amortization	126,565	132,252	38,167	36,059
Total expenses	956,791	936,233	396,947	259,953

Other:
Gains on sales of properties	—	51,367	—	18,915
Other (loss) income, net	(936)	3,248	2,508	2,498
Total other	(936)	54,615	2,508	21,413

Operating income	106,810	218,502	70,254	62,443

Interest income	8,486	4,043	1,727	872
Interest expense	(82,028)	(64,568)	(24,846)	(15,021)
Loss on redemption of senior notes due 2021	—	(46,410)	—	—
Warrant liability loss	—	(43,443)	—	—
Gain on acquisition of joint venture partner's interest	—	23,332	—	17,842
(Loss) gain on disposal of operating assets	(4)	3,868	(4)	3,868
Equity in earnings from Real Estate and Other Affiliates	39,954	25,498	657	(323)
Income before taxes	73,218	120,822	47,788	69,681
Provision (benefit) for income taxes	15,492	(45,801)	9,864	(77,647)
Net income	57,726	166,623	37,924	147,328
Net (income) loss attributable to noncontrolling interests	(714)	1,781	(663)	1,793
Net income attributable to common stockholders	$57,012	$168,404	$37,261	$149,121

Basic income per share:	$1.32	$4.07	$0.87	$3.48

Diluted income per share:	$1.32	$3.91	$0.86	$3.46

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	December 31,
(In thousands, except par values and share amounts)	2018	2017
Assets:
Investment in real estate:
Master Planned Community assets	$1,642,660	$1,642,278
Buildings and equipment	2,932,963	2,238,617
Less: accumulated depreciation	(380,892)	(321,882)
Land	297,596	277,932
Developments	1,290,068	1,196,582
Net property and equipment	5,782,395	5,033,527
Investment in Real Estate and Other Affiliates	102,287	76,593
Net investment in real estate	5,884,682	5,110,120
Cash and cash equivalents	499,676	861,059
Restricted cash	224,539	103,241
Accounts receivable, net	12,589	13,041
Municipal Utility District receivables, net	222,269	184,811
Notes receivable, net	4,694	5,864
Deferred expenses, net	95,714	80,901
Prepaid expenses and other assets, net	411,636	370,027
Total assets	$7,355,799	$6,729,064

Liabilities:
Mortgages, notes and loans payable, net	$3,181,213	$2,857,945
Deferred tax liabilities	157,188	160,850
Accounts payable and accrued expenses	779,272	521,718
Total liabilities	4,117,673	3,540,513

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,511,473 shares issued and 42,991,624 outstanding as of December 31, 2018 and 43,300,253 shares issued and 43,270,880 outstanding as of December 31, 2017	436	433
Additional paid-in capital	3,322,433	3,302,502
Accumulated deficit	(120,341)	(109,508)
Accumulated other comprehensive loss	(8,126)	(6,965)
Treasury stock, at cost, 519,849 and 29,373 shares as of December 31, 2018 and 2017, respectively	(62,190)	(3,476)
Total stockholders' equity	3,132,212	3,182,986
Noncontrolling interests	105,914	5,565
Total equity	3,238,126	3,188,551
Total liabilities and equity	$7,355,799	$6,729,064

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Year and Three Months Ended December 31, 2018

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”) and Adjusted funds from operations (“AFFO”).

As a result of our three segments, Master Planned Communities, Operating Assets and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP Net income.

	Year Ended December 31,
	(Unaudited)
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$379,124	$327,555	$51,569	$309,451	$299,543	$9,908	$375,962	$473,022	$(97,060)	$1,064,537	$1,100,120	$(35,583)
Total operating expenses	200,872	170,215	(30,657)	169,474	159,895	(9,579)	304,775	361,562	56,787	675,121	691,672	16,551
Segment operating income	178,252	157,340	20,912	139,977	139,648	329	71,187	111,460	(40,273)	389,416	408,448	(19,032)
Depreciation and amortization	113,576	122,421	8,845	243	323	80	3,307	1,210	(2,097)	117,126	123,954	6,828
Interest expense (income), net	71,551	61,584	(9,967)	(26,919)	(24,292)	2,627	(18,767)	(25,467)	(6,700)	25,865	11,825	(14,040)
Other loss (income), net	7,005	315	(6,690)	(18)	(3,500)	(3,482)	(3,015)	(108)	2,907	3,972	(3,293)	(7,265)
Equity in (earnings) loss from Real Estate and Other Affiliates	(1,529)	(3,267)	(1,738)	(36,284)	(23,234)	13,050	(2,124)	550	2,674	(39,937)	(25,951)	13,986
Gains on sales of properties	—	—	—	—	—	—	—	(51,242)	(51,242)	—	(51,242)	(51,242)
Segment EBT	$(12,351)	$(23,713)	$11,362	$202,955	$190,351	$12,604	$91,786	$186,517	$(94,731)	$282,390	$353,155	$(70,765)

					Corporate expenses and other items					224,664	186,532	(38,132)
					Net income					$57,726	$166,623	$(108,897)
					Net (income) loss attributable to noncontrolling interests					(714)	1,781	(2,495)
					Net income attributable to common stockholders					$57,012	$168,404	$(111,392)

	Three Months Ended December 31,
	(Unaudited)
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$93,643	$84,057	$9,586	$47,786	$87,832	$(40,046)	$323,264	$129,094	$194,170	$464,693	$300,983	$163,710
Total operating expenses	51,703	46,336	(5,367)	25,866	46,724	20,858	234,550	97,038	(137,512)	312,119	190,098	(122,021)
Segment operating income	41,940	37,721	4,219	21,920	41,108	(19,188)	88,714	32,056	56,658	152,574	110,885	41,689
Depreciation and amortization	34,386	33,503	(883)	(2)	76	78	657	33	(624)	35,041	33,612	(1,429)
Interest expense (income), net	18,665	15,580	(3,085)	(7,093)	(6,390)	703	(507)	(7,146)	(6,639)	11,065	2,044	(9,021)
Other loss (income), net	4,282	50	(4,232)	—	(3,500)	(3,500)	(3,092)	29	3,121	1,190	(3,421)	(4,611)
Equity in (earnings) loss from Real Estate and Other Affiliates	(473)	472	945	(1,602)	(1,682)	(80)	1,432	1,080	(352)	(643)	(130)	513
Gains on sales of properties	—	—	—	—	—	—	—	(18,790)	(18,790)	—	(18,790)	(18,790)
Segment EBT	$(14,920)	$(11,884)	$(3,036)	$30,617	$52,604	$(21,987)	$90,224	$56,850	$33,374	$105,921	$97,570	$8,351

					Corporate expenses and other items					67,997	(49,758)	(117,755)
					Net income					$37,924	$147,328	$(109,404)
					Net (income) loss attributable to noncontrolling interests					(663)	1,793	(2,456)
					Net income attributable to common stockholders					$37,261	$149,121	$(111,860)

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets EBT to Operating Assets NOI has been presented in the table below.

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Total Operating Assets segment EBT (a)	$(12,351)	$(23,713)	$(14,920)	$(11,834)

Add Back:
Depreciation and amortization	113,576	122,421	34,386	33,503
Interest expense (income), net	71,551	61,584	18,665	15,580
Equity in earnings (loss) from real estate and other affiliates	(1,529)	(3,267)	(473)	472
Straight-line rent amortization	(12,756)	(7,999)	(3,205)	(2,801)
Other	6,875	890	4,055	492
Total Operating Assets NOI - Consolidated	165,366	149,916	38,508	35,412

Redevelopments
110 North Wacker	513	—	513	—
Total Operating Asset Redevelopments NOI	513	—	513	—

Dispositions
Cottonwood Square	11	(750)	11	(250)
Park West	—	60	—	(1)
Total Operating Asset Dispositions NOI	11	(690)	11	(251)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	165,890	149,226	39,032	35,161

Company's Share NOI - Equity investees	3,948	4,401	1,818	1,084

Distributions from Summerlin Hospital Investment	3,435	3,383	—	—

Total NOI	$173,273	$157,010	$40,850	$36,245

(a) EBT excludes corporate expenses and other items that are not allocable to the segments. Prior periods have been adjusted to be consistent with the current year presentation.

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as Net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization, gains and losses from depreciable property dispositions and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from Net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or Net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP Net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except share amounts)	2018	2017	2018	2017
Net income attributable to common stockholders	$57,012	$168,404	$37,261	$149,121
Add:
Segment real estate related depreciation and amortization	117,126	123,954	35,041	33,612
Loss (gain) on disposal of operating assets	4	(3,868)	4	(3,868)
Gains on sales of properties	—	(51,367)	—	(18,915)
Income tax expense (benefit) adjustments - deferred
Loss (gain) on disposal of operating assets	—	1,424	—	1,424
Gains on sales of properties	—	19,127	—	6,963
Reconciling items related to noncontrolling interests	714	(1,781)	663	(1,793)
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	5,693	4,385	1,822	1,489
FFO	$180,549	$260,278	$74,791	$168,033

Adjustments to arrive at Core FFO:
Acquisition expenses	$—	$109	$—	$77
Loss on redemption of senior notes due 2021	—	46,410	—	—
Gain on acquisition of joint venture partner's interest	—	(23,332)	—	(17,842)
Warrant loss	—	43,443	—	—
Severance expenses	687	2,525	267	123
Non-real estate related depreciation and amortization	9,438	8,298	3,125	2,447
Straight-line amortization	(12,609)	(7,782)	(2,505)	(2,849)
Deferred income tax expense (benefit)	16,195	(64,014)	11,574	(85,334)
Non-cash fair value adjustments related to hedging instruments	(1,135)	905	127	506
Share based compensation	11,242	8,211	3,011	2,860
Other non-recurring expenses (development related marketing and demolition costs)	46,579	22,427	9,929	7,337
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	623	502	182	79
Core FFO	$251,569	$297,980	$100,501	$75,437

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(14,267)	$(15,803)	$(3,583)	$(5,647)
Leasing Commissions	(3,600)	(2,995)	(1,906)	(968)
AFFO	$233,702	$279,182	$95,012	$68,822

FFO per diluted share value	$4.18	$6.04	$1.73	$3.90

Core FFO per diluted share value	$5.82	$6.92	$2.32	$1.75

AFFO per diluted share value	$5.41	$6.48	$2.20	$1.60